MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661




August 11, 1997

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
215 South Wadsworth Boulevard
Lakewood, Colorado  80226

          RE: Federal Income Tax Opinion Related to the Merger of Delta Federal Savings, F.S.B. with and into First Federal Bank of Colorado (the "Bank") with the Bank Surviving, Pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as Amended
               -----------------------------------------------------------------

Dear Board Members:

     In accordance with your request, set forth herein below is the opinion of this firm regarding certain federal income tax consequences of the proposed acquisition of Delta Federal Savings, F.S.B. ("Delta") by First Colorado Bancorp, Inc. (the "Company") pursuant to an Agreement and Plan of Merger ("Merger Agreement") dated May 21, 1997, among Delta, the Company, and First Federal Bank of Colorado (the "Bank"). Pursuant to the Merger Agreement, Delta will be merged with and into the Bank with the Bank surviving (herein referred to as the "Merger"). Delta shareholders, who do not otherwise exercise dissenters' rights, will exchange their Delta common stock ("Delta Stock") solely for shares of the Company's common stock ("Company Stock").

     We are rendering this opinion in our capacity as special counsel to the Company and the Bank in connection with the Merger. We have examined such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and have not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures.

                               STATEMENT OF FACTS
                               ------------------

     Based solely upon our review of such documents, and upon such information as the Company and the Bank have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the Merger and the relevant facts with respect thereto are as follows:

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
August 11, 1997
Page 2

     On May 21, 1997, the Company, the Bank, and Delta entered into the Merger Agreement which provides for the merger of Delta with and into the Bank, with the Bank being the surviving institution. On the effective date of the Merger ("Effective Date"), the shareholders of Delta will become shareholders of the Company, and the separate existence and corporate organization of Delta will cease. Pursuant to the Merger Agreement, each of the outstanding shares of Delta Stock will be converted into a number of shares of Company Stock equal to the quotient (rounded to the nearest one one-hundredth of $30.00 divided by the average of the midpoint of the last bid and ask price ("Stock Price") for Company Stock as reported on The Nasdaq National Market for the 20 trading days immediately preceding the Effective Date ("Exchange Ratio").

     In lieu of fractional shares, each shareholder of Delta, who would otherwise be entitled to receive a fraction of a share, will receive an amount in cash equal to such fraction multiplied by the Exchange Ratio. After the Merger, each share of Delta Stock without further action on the part of Delta or holders of Delta Stock, shall automatically be canceled as of the Effective Date and cease to be an issued and outstanding share of Delta Stock.

     In conjunction with the approval of the Merger, Section 8(a) of Delta's Charter would be repealed. Section 8(a) of Delta's Charter currently imposes certain restrictions on voting by shareholders owning more than 10% of Delta Stock. The affirmative vote of not less than two- thirds of the outstanding shares of Delta Stock entitled to vote is required to approve the Merger.

     Subject to shareholder approval, the satisfaction of certain conditions and the receipt of all requisite regulatory approvals, the Merger shall become effective on the date specified by the Secretary of the Office of Thrift Supervision in its endorsement of the articles of combination filed by the Bank. Following consummation of the Merger, Delta's corporate existence will cease. The Bank's charter and bylaws will continue as the surviving institution in the Merger.

                          REPRESENTATIONS OF MANAGEMENT
                          -----------------------------

     In connection with the Merger, the following statements and representations have been made to this firm by management of the Bank and the Company regarding its treatment as a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"):

          (a) The fair market value of the Company Stock and other consideration received by each Delta shareholder will be approximately equal to the fair market value of the Delta Stock surrendered in the exchange.

          (b) To the best of the knowledge of the management of the Bank and the Company, there is no plan or intention by the Delta shareholders who own one percent (1%)

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
August 11, 1997
Page 3

               or more of the Delta Stock to sell, exchange, or otherwise dispose of a number of shares of Company Stock received in the transaction that would reduce the Delta shareholders' ownership of Company Stock to a number of shares having a value, as of the date of the transaction, of less than 50% of the value of all of the formerly outstanding stock of Delta as of the same date. For purposes of this representation, shares of Delta Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Company Stock (if applicable) will be treated as outstanding Delta Stock on the date of the transaction. Moreover, shares of Delta Stock and shares of Company Stock held by Delta shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (c) The Bank will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Delta immediately prior to the consummation of this transaction. For purposes of this representation, amounts paid by Delta to dissenters, amounts paid by Delta to shareholders who receive cash or other property, Delta assets used to pay its reorganization expenses, and all redemptions and other distributions (except for regular, normal dividends) made by Delta immediately preceding the transfer, will be included as assets of Delta held immediately prior to the transaction.

          (d) Prior to the transaction, the Company will be in control of the Bank within the meaning of Code Section 368(c).

          (e) Following the transaction, the Bank will not issue additional shares of its stock that would result in the Company losing control of the Bank within the meaning of Code Section 368(c).

          (f) The Company has no plan or intention to reacquire any of its stock issued in the transaction.

          (g) The Company has no plan or intention to liquidate the Bank; to merge the Bank with and into another corporation; to sell or otherwise dispose of the stock of the Bank; or to cause the Bank to sell or otherwise dispose of any of the assets of Delta acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Code Seciton 368(a)(2)(C).

          (h) The liabilities of Delta to be assumed by the Bank and the liabilities to which the transferred assets of Delta are subject were incurred by Delta in the ordinary course of its business.

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
August 11, 1997
Page 4


          (i) Following the transaction, the Bank will continue the historic business of Delta or use a significant portion of the Delta's business assets in a business.

          (j) The Company, the Bank, Delta, and Delta's shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

          (k) There will be no intercorporate indebtedness existing between the Company and Delta or between the Bank and Delta that was issued, acquired, or will be settled at a discount.

          (l) No two parties to the transaction are investment companies as defined in Code Section 368(a)(2)(F)(iii) and (iv).

          (m) Delta is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

          (n) The fair market value of the assets of Delta transferred to the Bank will equal or exceed the sum of the liabilities assumed by the Bank, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (o) No stock of the Bank will be issued to Delta's shareholders in the transaction.

          (p) None of the compensation received by any shareholder-employees of Delta was separate consideration for, or allocable to, any of their shares of Delta Stock; none of the shares of Company Stock to be received by any shareholder- employees was separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                               OPINION OF COUNSEL
                               ------------------

     Based solely on the foregoing information and on the representations of the Bank's and the Company's management (set forth above), we render the following opinion of counsel:

     1. Provided the proposed merger of Delta with and into the Bank qualifies as a statutory merger under applicable federal law, the acquisition by the Bank of substantially all of the assets of Delta in exchange for Company Stock and the assumption by the Bank of the liabilities of Delta plus the liabilities to which Delta assets may be subject, will qualify as a reorganization under Code
Section 368(a)(1)(A)   and   368(a)(2)(D).   For  purposes  of  this  opinion,
"substantially all" means at least 90% of the fair market value of the net assets and at least 70%

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
August 11, 1997
Page 5

of the fair market value of the gross assets of Delta held immediately before the Merger. The Bank, the Holding Company, and Delta will each be "a party to a reorganization" within the meaning of Code Section 368(b).

     2. No gain or loss will be recognized by Delta, the Bank, or the Company as a result of the Merger.

     3. The basis of the Delta assets acquired by the Bank will be the same in the hands of the Bank as the basis of such assets in the hands of Delta immediately prior to the exchange (Code Section 362(b)), and the holding period of such Delta assets will include, in each instance, the holding period during which such assets were held by Delta.

     4. Except as otherwise provided herein, no gain or loss will be recognized by Delta's shareholders on the exchange of Delta Stock solely for shares of Company Stock (Code Section 354(a)).

     5. The payment of cash in lieu of fractional share interests of Company Stock will be treated as if the fractional shares were exchanged as part of the Merger and then were redeemed by the Company. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided under Section 302(a) of the Code (Rev. Rul. 93-61).

     6. The basis of the Company Stock received by Delta's shareholders will be, in each instance, the same as the basis of the Delta Stock surrendered in exchange therefor (Code Section 358(a)(1)), decreased by the amount of cash, if any, received by the shareholder and increased by the amount of any gain, if any, recognized by such shareholder with respect to any cash received pursuant to the Merger (Code Section 358).

     7. The holding period of the Company Stock received by Delta shareholders will include the period during which the Delta Stock surrendered in exchange therefor was held by the Delta shareholders, provided that the Delta Stock surrendered was a capital asset in the hands of the Delta shareholders on the date of the exchange (Code Section 1223(1)).

     8. The Bank will succeed to and take into account those attributes of Delta described in Section 381(c) of the Code, and the Bank will be the "acquiring corporation" within the meaning of Treasury Regulation Section 1.381(a)-1(b)(2). These items will be taken into account by the Bank subject to the conditions and limitations specified in Code Sections 381, 382, 383, and 384, and the regulations thereunder.

Boards of Directors
First Colorado Bancorp, Inc.
First Federal Bank of Colorado
August 11, 1997
Page 6
                                SCOPE OF OPINION
                                ----------------

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                 USE OF OPINION
                                 --------------

     This opinion is given solely for the benefit of the parties to the Merger Agreement and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT
                                     -------

     We hereby consent to the reference to this firm and our opinion under the heading "Proposal I -- The Merger -- Certain Federal Income Tax Consequences" in the Bank's proxy statement dated August 21, 1997.

                                  Sincerely,


                                  /s/Malizia, Spidi, Sloane & Fisch, P.C.
                                  MALIZIA, SPIDI, SLOANE & FISCH, P.C.